UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2015

VIRGIN AMERICA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36718	20-1585173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 Airport Boulevard

Burlingame, CA 94010

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 762-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

Pursuant to: (i) the Terms and Conditions for Worldwide Acceptance of the American Express Cards by Airlines between Virgin America Inc. (the “Company”) and American Express Travel Related Services Company, Inc. (“American Express”) dated September 1, 2006, as amended; and (ii) the Signatory Agreement between the Company and U.S. Bank National Association (“Elavon”) dated as of November 5, 2009, as amended, American Express and Elavon have rights to hold back receivable monies related to tickets sold for future travel services (each, a “holdback”). Each holdback is remitted to the Company by the applicable credit card processor shortly after the customer travels. Holdbacks are commonly imposed on newer or less creditworthy airlines.

At the time of the Company’s initial public offering in November 2014, the Virgin Group obtained a $100.0 million letter of credit on the Company’s behalf which was issued to Elavon and American Express in order to release $100.0 million of the Company’s holdbacks (the “Letter of Credit”). The Company and the Virgin Group concurrently entered into a Letter of Credit Reimbursement Agreement on November 18, 2014, which provided that the Company would pay certain fees to the Virgin Group until the Letter of Credit is canceled. The maximum amount of annual fees under the Letter of Credit Reimbursement Agreement payable by the Company to the Virgin Group is approximately $5.5 million per annum.

On June 5, 2015, Elavon agreed to reduce the Company’s holdback to zero percent (0%), releasing all amounts in the holdback, which amounts were remitted to the Company on June 8, 2015. In connection with reducing the holdback to zero percent, the letter of credit has been cancelled.

In connection with the holdback reduction by Elavon, the aggregate amount remitted to the Company by Elavon in excess of normal credit card sales remittances was approximately $38.0 million. The majority of this amount would have been paid to the Company during the third and fourth quarters of 2015 under the original terms of the Company’s agreement with Elavon.

On June 15, 2015, the Company entered into an amendment with American Express pursuant to which American Express agreed to remove the letter of credit requirement (the “Amendment”). The Amendment further revises the process by which the Company reports certain financial metrics to American Express, including the delivery of quarterly and annual certificates in addition to the Company’s existing reporting obligations under the Securities Exchange Act of 1934, as amended.

As a result of the cancellation of the Letter of Credit, the Letter of Credit Reimbursement Agreement will terminate under its own terms.

The information in this Item 7.01 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGIN AMERICA INC.

Date: June 15, 2015	By:	/s/ Peter D. Hunt
Peter D. Hunt
Chief Financial Officer